Exhibit 99.1

Five Prime Therapeutics Announces First Quarter 2014 Financial Results

SOUTH SAN FRANCISCO, Calif., May 8, 2014, (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (Nasdaq:FPRX) (Five Prime), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, today provided a corporate update and reported financial results for the first quarter that ended March 31, 2014.

“We began the year with positive momentum from our immuno-oncology collaboration with Bristol-Myers Squibb and with the successful completion of our follow-on public offering,” said Lewis T. “Rusty” Williams, M.D., Ph.D., president and chief executive officer of Five Prime. “Our strong balance sheet puts us in an excellent position to continue the development of our lead pipeline candidates and we remain on track to deliver our expected milestones by year end, including preliminary data from the dose escalation portion of our Phase 1b study of FP-1039, preliminary healthy volunteer data for FPA008, and the start of a Phase 1 trial for FPA144. Additionally, our unique protein drug discovery platform enables us to test any cell surface protein to identify new cancer immunotherapy targets, and we continue to expand our internal efforts to develop innovative products to treat cancers not being addressed by current immunotherapy agents.”

Business Highlights and Recent Developments

Pipeline:

•	GlaxoSmithKline (GSK) Initiated Third Arm of the Phase 1b Clinical Trial of FP-1039/GSK3052230, an FGF Ligand Trap. In February 2014, GSK initiated Arm C of the three-arm trial, testing FP-1039 in combination with first-line chemotherapy in patients with mesothelioma, a tumor associated with overexpression of FGF-2, one of the ligands trapped by FP-1039. The company anticipates preliminary data will be reported from the dose escalation portion of Arms A and B of the trial, in patients with FGFR1 gene-amplified squamous non-small cell lung cancer, by the end of 2014.

•	Initiated Multiple Ascending Dose Portion of the Phase 1 Clinical Trial of FPA008, an Anti-CSF1 Receptor Antibody. In March 2014, Five Prime began testing multiple ascending doses of FPA008 in healthy volunteers in the second part of the clinical trial. The company expects to complete dosing of multiple ascending doses in the second half of 2014 and report preliminary healthy volunteer data by the end of 2014. Additionally, the company plans to begin dosing patients with rheumatoid arthritis by the end of 2014. All parts of the Phase 1 trial are randomized, blinded and placebo-controlled.

•	Advanced FPA144, an Anti-FGF Receptor 2b Antibody, Toward IND in Q4 2014. Results of GLP toxicology studies support continued advancement of FPA144 in gastric cancer patients with FGFR2b overexpression in their tumors. Five Prime continues to advance plans for a Phase 1 clinical trial that will initially enroll unselected patients with solid tumors and will subsequently enroll selected gastric cancer patients with FGFR2b overexpression in their tumors. The company expects to initiate the trial by the end of 2014.

Collaborations:

•	Entered into Collaboration Agreement with Bristol-Myers Squibb (BMS). In March 2014, Five Prime entered into a collaboration agreement with BMS for the discovery, development and commercialization of immuno-oncology therapies directed toward targets identified in two undisclosed immune checkpoint pathways using Five Prime’s proprietary target discovery platform. Five Prime retains rights in all other cancer immunotherapy pathways. Five Prime received an upfront payment of $20 million in April 2014 in connection with its entry into this agreement and is entitled to receive $9.5 million of research funding over the course of the three-year research term. In addition, BMS purchased 994,352 shares of Five Prime common stock at a purchase price of $21.16, for an aggregate purchase price of $21.0 million.

Finance:

•	Completed Public Offering of Common Stock. In February 2014, Five Prime completed an underwritten public offering of common stock, raising gross proceeds of $43.1 million, before underwriting discounts, commissions and expenses, which included the sale of shares to the underwriters upon the full exercise of their over-allotment option.

Summary of Financial Results and Guidance

•	Cash Position. Cash, cash equivalents and marketable securities totaled $128.9 million on March 31, 2014, compared to $75.7 million on December 31, 2013. This increase was primarily a result of Five Prime raising gross proceeds of $43.1 million in a public offering of common stock and receiving $21.0 million from BMS’s purchase of common stock. In April 2014, Five Prime also received a $20 million upfront payment from BMS.

•	Revenue. Collaboration revenue for the first quarter of 2014 increased 17 percent to $3.5 million from $3.0 million in the first quarter of 2013. This increase was primarily attributed to revenue earned under the fibrosis and CNS collaboration with UCB initiated in March 2013.

•	R&D Expenses. Research and development expenses for the first quarter of 2014 increased by 13 percent to $8.9 million from $7.9 million in the first quarter of 2013. This increase was primarily due to activities to enable an IND submission for FPA144 in the fourth quarter of 2014.

•	G&A Expenses. General and administrative expenses for the first quarter of 2014 increased by 38 percent to $3.3 million from $2.4 million in the first quarter of 2013. This increase was primarily due to public company-related expenses. Five Prime became a public company in September 2013.

•	Net Loss. Net loss for the first quarter of 2014 was $8.6 million, or $0.46 per basic and diluted share, compared to a net loss of $7.0 million, or $5.73 per basic and diluted share, for the first quarter of 2013. This increase in net loss was primarily due to the advancement of FPA144 towards a fourth quarter 2014 IND submission and public company-related expenses.

Cash Guidance. Five Prime continues to expect full-year 2014 net cash used in operating activities to be less than $30 million. Five Prime also continues to estimate ending 2014 with more than $100 million in cash, cash equivalents and marketable securities and expects to have cash to fund operations for more than two years, without entering into any additional collaboration agreements or receiving any future milestone payments.

Conference Call Information

Five Prime will host a conference call and live audio webcast today at 5 p.m. (ET) / 2p.m. (PT) to discuss its financial results and provide a corporate update. To participate in the conference call, please dial (877) 878-2269 (domestic) or (253) 237-1188 (international) and refer to conference ID 38211247. To access the live webcast please visit the “Events & Presentations” page under the “Investors” tab on Five Prime’s website at www.fiveprime.com.

An archived copy of the webcast will be available on Five Prime’s website beginning approximately two hours after the conference call. Five Prime will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Five Prime

Five Prime Therapeutics, Inc. is a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases. Five Prime has leveraged its comprehensive library of human extracellular proteins and its proprietary high-throughput screening technologies to produce new targets for protein therapeutics to be advanced by partners or in the company’s internal pipeline.

FP-1039 (GSK3052230) is a fibroblast growth factor (FGF) ligand trap being developed in collaboration with GlaxoSmithKline to treat multiple solid tumors. A global, multi-arm Phase 1b study of FP-1039 in combination with standard chemotherapy in FGFR1 gene-amplified squamous non-small cell lung cancer (NSCLC) and mesothelioma is underway. FPA008, a monoclonal antibody that inhibits colony stimulating factor-1 receptor (CSF1R) activation and is being developed to treat rheumatoid arthritis, is in a Phase 1 trial that is currently enrolling. FPA144 is a monoclonal antibody that blocks signaling through fibroblast growth factor receptor 2b (FGFR2b) and is glyco-engineered for enhanced antibody-dependent cytotoxicity, and that Five Prime intends to develop in gastric cancer. For more information please see: www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements about (i) the timing of initiation, progress and scope of clinical trials for Five Prime’s product candidates; (ii) the reporting of clinical data regarding Five Prime’s product candidates; (iii) Five Prime’s full-year 2014 net cash used in operating activities; (iv) the amount of Five Prime’s cash, cash equivalents and marketable securities at the end of 2014; and (v) the period during which FivePrime expects to be able to fund operations. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Five Prime’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Five Prime’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT: Amy Kendall,

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com

Five Prime Therapeutics, Inc.

Selected Balance Sheets Data

(In Thousands)

	March 31, 2014	December 31, 2013
Cash, cash equivalents and marketable securities	$128,930	$75,722
Total assets	154,306	81,791
Current liabilities, excluding short term portion of deferred revenue	5,891	5,910
Total deferred revenue	36,486	15,036
Total stockholders’ equity	109,324	58,026

Five Prime Therapeutics, Inc.

Statements of Operations Data

(In Thousands Except Per Share Amounts)

	Three Months Ended March 31,
	2014	2013
Collaboration revenue	$3,546	$2,975
Operating expenses:

Research and development	8,926	7,930
General and administrative	3,280	2,392

Total operating expenses	12,206	10,322

Loss from operations	(8,660)	(7,347)

Interest and other income, net	16	300

Net loss	$(8,644)	$(7,047)

Basic and diluted net loss per common share	$(0.46)	$(5.73)

Shares used to compute basic and diluted net loss per common share	18,841	1,229